Exhibit 16.1

March 22, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by International Shipholding Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of International Shipholding Corporation dated March 16, 2017.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 606 Poydras, Suite 3100, New Orleans, LA 70112
T: (504) 558 8200, F: (504) 558-8960, www.pwc.com

Attachment

Item 4.01	Change in Registrant’s Certifying Accountant

On March 16, 2017, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent registered public accounting firm for International Shipholding Corporation (“the Company”) effective immediately.

PwC did not perform an audit of the Company’s financial statements for the year ended December 31, 2016.  PwC’s audit report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, the audit scope or accounting principle, except that the audit report included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended December 31, 2016 and December 31, 2015 and the subsequent interim period ending March 16, 2017, there were (i) no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of this Form 8-K and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if PwC does not agree, the respects in which it does not agree. That letter is attached as exhibit 16.1 to this Form 8-K.